Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference in Post Effective Amendment No. 13 to the Registration Statement (Form N-1A
No. 333/00641) of the TIP Funds of our reports dated November 2, 1998 included in the September 30, 1998 Annual Report to Shareholders of the Turner Funds Equity Series, the Clover Funds Equity and Fixed Income Series, the Penn Capital Select Financial Services Series, and the TIP Target Select Equity Series.


/s/ Ernst & Young LLP
----------------------------
Ernst & Young LLP


Philadelphia, Pennsylvania
January 25, 1999